Exhibit 99.1
United Fire Group, Inc. Chairman of the Board Jack B. Evans to Retire
CEDAR RAPIDS, IOWA – February 1, 2021 – Today, Jack B. Evans, Chairman of the Board of Directors of United Fire Group, Inc. (Nasdaq: UFCS) ("UFG") announced he will retire from the Board effective immediately following the Annual Meeting of Shareholders on May 19, 2021. Mr. Evans' resignation is in compliance with UFG's bylaws, which state that "every director shall submit his or her resignation not later than the first day of February after the director attains age 72."
"It has been a privilege to have Jack serve on our board of directors for the past 26 years, including 12 years as our chairman and 12 years as our vice chairman," said UFG President and CEO Randy Ramlo. "Jack dutifully took over as chairman after the unexpected passing of Scotty McIntyre Jr. in 2009 and we have benefited greatly from his leadership since that time. He is a man of impeccable integrity who always leads by example. As our chairman, he has fostered strong working relationships within our board, as well as between our board and management teams—understanding and balancing our differing roles to best serve all UFG stakeholders.
"On behalf of our entire leadership team at UFG, I thank Jack for his unwavering commitment to the success of our company these past 26 years—and personally speaking, for his friendship. He will be sorely missed on our board but his impact on UFG and those who have had the pleasure of working with him will be lasting. The future of UFG remains in very good hands with our highly experienced board of directors and we plan to announce a new board chairman soon."
About UFG
Founded in 1946 as United Fire & Casualty Company, UFG, through its insurance company subsidiaries, is engaged in the business of writing property and casualty insurance.
Through our subsidiaries, we are licensed as a property and casualty insurer in 49 states, plus the District of Columbia, and we are represented by approximately 1,000 independent agencies. A.M. Best Company assigns a rating of "A" (Excellent) for members of the United Fire & Casualty Group.
For more information about UFG, visit www.ufginsurance.com or contact:
Randy Patten, AVP and Controller, 319-286-2537 or IR@unitedfiregroup.com